Exhibit 99

THE MIDLAND COMPANY
7000 MIDLAND BOULEVARD
AMELIA, OHIO 45102-2607
(513) 943-7100

MAILING ADDRESS
P.O BOX 1256
CINCINNATI, OHIO 45201

For Immediate Release	April 7, 2005

Contact:
John I. Von Lehman, Executive Vice President and CFO
(513) 943-7100

The Midland Company Anticipates Record Setting First Quarter

➢      Anticipates Record First Quarter Earnings Per Share in $1.02 to $1.07 Range

➢   Expects Net Income Before Realized Capital Gains* Per Share in $1.00 to $1.05 Range

➢      Manufactured Housing Leads Strong Underwriting Results

Cincinnati, Ohio, April 7, 2005 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today announced that it anticipates record setting first quarter earnings. Midland’s estimated results for the first quarter are:

	Estimated
	Range		Actual
	1st Qtr 2005		1st Qtr 2004
Per Share Amounts (After-tax, Diluted):
Net Income Before Realized Capital Gains*	$1.00	$1.05	$0.74
Net Realized Capital Gains	0.02	0.02	0.16

Net Income	$1.02	$1.07	$0.90

John W. Hayden, Midland president and chief executive officer said, “We are delighted that 2005 is off to a great start. As we expected, the momentum we built in 2004 is continuing into 2005. We are anticipating net income before capital gains for the first quarter to increase approximately 35 percent over the record levels of a year ago, due largely to our strong underwriting results. We are anticipating our first quarter property and casualty combined ratio to be in the neighborhood of 89 percent, an improvement from last year’s strong 94.3 percent. Manufactured housing has produced exceptionally strong results, although we are equally pleased with the underwriting results in our other major lines.”

Hayden added, “In the latter half of 2004, we experienced favorable loss development from our previously exited commercial liability lines. I am pleased to say that the trend has continued in the first quarter of 2005 and we anticipate that this line will favorably impact earnings per share by approximately 5 cents in the quarter, which compares to a negative impact of 4 cents per share in last year’s first quarter.”

Midland’s top-line growth is expected to be in the low single digit range for the quarter. Hayden commented, “As we look ahead to the second quarter, we believe our growth rate could be less than that of the first quarter. This is due to the fact that in the second quarter of last year we assumed the unearned premium on a collateral protection book of business that added $17.6 million to the gross written premiums in that quarter. For the full year, we are currently forecasting top-line growth in the low single digit range.”

Hayden said, “As we look ahead to the full year 2005, we typically expect a higher level of losses and higher combined ratio in the second and third quarters of any given year. This is due in particular to the seasonality of our business, which includes weather related catastrophes and the increased usage of certain insured items, such as motorcycles and boats, during the second and third quarters. That said, assuming normal weather patterns for

The Midland Company Anticipates Record Setting First Quarter
April 7, 2005

the remainder of 2005, we believe that we are on track to be slightly ahead of the high-end of our previously announced full year earnings estimate range of $2.55 to $2.85 per share, assuming no net realized capital gains or losses.

“We remain very upbeat in our outlook for 2005 and beyond. We are confident in our ability to deliver superior results by remaining keenly focused on the fundamentals of our business and leveraging our core values and strategies. American Modern is a recognized leader in the specialty insurance business. Our historical performance and anticipated first quarter results underscore our specialty knowledge and expertise.”

Upcoming Conference Call

The company will further discuss its first quarter 2005 results at its quarterly conference call on April 21, 2005 at 1:30 p.m. (EDT).

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 96 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

*Non-GAAP Measure

Net income before realized capital gains is a non-GAAP measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

Forward Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2005 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.